UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 205492

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2004

Summit Bank Corporation
(Exact name of registrant as specified in its charter)

Georgia	0-21267	58-1722476
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4360 Chamblee-Dunwoody Road, Atlanta, GA		30341
(Address of principal executive offices)		(Zip Code)

(770) 454-0400
(Registrant's telephone number, including area code)

__________________________________________________________________
(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

On January 21, 2004, Summit Bank Corporation (the "Company") issued a press release regarding its financial results for the year and quarter ended December 31, 2003. The Company's press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2004

SUMMIT BANK CORPORATION

By: /s/ Gary K. McClung
Gary K. McClung
Chief Financial Officer

EXHIBIT INDEX

No.	Description
99.1	Press Release dated January 21, 2004.

EXHIBIT 99.1

SUMMIT BANK CORPORATION (Nasdaq: SBGA) Contact: Gary McClung

FOR IMMEDIATE RELEASE gmcclung@summitbk.com

770-454-0400

SUMMIT BANK CORPORATION REPORTS RECORD QUARTERLY AND ANNUAL EARNINGS

ATLANTA, GEORGIA, (January 21, 2004) -- Summit Bank Corporation (Nasdaq: SBGA) (the "Company" or "Summit") today reported record fourth quarter 2003 net income of $1,362,000 compared to $1,169,000 for the fourth quarter of 2002, an increase of 17%. The earnings increase was attributed to higher interest income generated from growth in loans and investment securities and lower interest expense on funding sources. Earnings per share for the quarter were $.36, diluted, compared to $.31, diluted, for fourth quarter last year. The Company paid a cash dividend of $.13 per share to its shareholders in fourth quarter 2003.

Record earnings were also reported for the year 2003 of $4.8 million compared to $4.1 million last year, an increase of 16%. Earnings per share for 2003 were $1.28, diluted, compared to $1.10, diluted, for 2002, an increase of 16%. This improvement was also attributed to higher interest income and lower interest expenses. The Company paid cash dividends of $.52 per share to its shareholders during 2003, up from $.40 in 2002.

Total assets grew to $477 million at December 31, 2003, compared to $403 million at December 31, 2002, an increase of 19%. Net loans grew 23% to $313 million during 2003, an increase of $58 million during the year. Investment securities increased to $126 million at year-end 2003 from $113 million a year earlier, an increase of 11%. The loan and investment securities growth was funded largely from deposits, which increased $51 million, or 16% during 2003. Other funding sources, including Federal Home Loan Bank advances and securities repurchase agreements, provided an additional $9 million in funding, while the issuance of Trust Preferred Securities during third quarter 2003 provided $12 million, as well.

Summit's net interest margin was 4.2% during fourth quarter 2003, unchanged from third quarter 2003 and up from 4.0% in fourth quarter 2002. Noninterest income declined to $1.1 million in fourth quarter 2003 compared to $1.6 million in the same period last year. The decline was primarily attributed to $663,000 in other income recorded in fourth quarter 2002 which resulted from the sale of a foreclosed property.

For the year to date periods, noninterest income was $3.9 million during 2003 compared to $5.0 million last year. The decrease was attributed to lower other miscellaneous income which, in the prior year, included a gain of $295,000 in first quarter 2002 resulting from an increase in value of an interest rate swap prior to its reclassification as a hedge, in addition to the $663,000 recognized in fourth quarter 2002 from the foreclosure sale. Offsetting this decline, fees from international banking services increased 14% in 2003 to $1.2 million, compared to $1.1 million for 2002. The increase was attributed to a higher volume of trade finance transactions during the current year.

Noninterest expenses were $3.2 million during fourth quarter 2003, down from $3.4 million for the same period last year as a result of lower operating losses. For the year 2003, noninterest expenses increased to $12.2 million from $11.8 million in 2002, or 3%. Personnel expenses accounted for $220,000 of the increase while occupancy and equipment accounted for $183,000 and $113,000, respectively. Most of these increases related to the addition of the new branch office in mid-2003. Other operating expenses declined to $3.6 million in 2003 from $3.7 million a year earlier, also largely due to lower operating losses.

Summit reported an improvement in return on equity to 15.1% for 2003 compared to 14.6% for the prior year. For fourth quarter 2003, return on equity increased to 16.9% compared to 15.3% in the same quarterly period last year. Credit quality improved during 2003 as nonperforming assets declined to $392,000 at December 31, 2003, representing only .18% of total loans, from $1.0 million, or .39% of total loans, as of December 31, 2002. Net charge-offs for 2003 were $587,000, or .21% of average total loans, compared to $929,000, or .38% of average total loans in 2002. Provision for loan losses was $400,000 in the quarter ended December 31, 2003, compared to $359,000 in the same period last year. The provision for loan losses in 2003 was $1.2 million compared to $1.1 million last year. Both increases were attributed to loan growth during the comparable quarter and year periods.

On September 30, 2003, the Company issued $12 million of Trust Preferred Securities through a new wholly-owned subsidiary, Summit Bank Corporation Capital Trust I. A portion of these funds, $9 million, was contributed as additional capital to the banking subsidiary, The Summit National Bank, strengthening the capital and providing additional lending capacity for its customers.

Chief Executive Officer, Pin Pin Chau, said, "This year marked many new highlights for Summit's 16th year of operation. Our record 2003 earnings performance, continued strong loan growth, improved interest margin, expansion in our deposit marketshare, and strong stock performance were all significant accomplishments as we approached the $500 million asset threshold. Chau continued, "We have accomplished much during the last year as we continue to lay the foundation for further expansion in our niche markets. We believe the recent strengthening in the economy, if continued, will provide Summit additional earnings and growth opportunities for the future."

Summit Bank Corporation is the parent company of The Summit National Bank, a nationally chartered full-service community bank specializing in the small business and international trade finance markets. It currently operates four branches in the metropolitan Atlanta area and two branches in the South San Francisco Bay market.

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Summit's operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Summit's assumptions, but that are beyond Summit's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Summit, (v) greater competitive pressures among financial institutions in Summit's markets, and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in Summit's filings with the Securities and Exchange Commission.

		Summit Bank Corporation
			(SBGA)

		Selected Financial Information

(In thousands except per share data)
		December 31,				%
		2003		2002		Change

Total Assets		477,145		402,860		18.51%
Net Loans		313,025		255,288		22.62%
Investments		125,726		112,924		11.34%
Total Deposits		368,599		317,426		16.12%
Noninterest-Bearing		85,103		74,143		14.78%
Interest-Bearing		283,496		243,283		16.53%
Stockholders' Equity		32,736		31,176		5.00%

Loans as % Deposits		84.92%		80.42%
Allowance for Loan Losses as % Total Loans		1.28%		1.33%
Nonperforming Assets as % Total Loans and ORE		0.18%		0.39%
Return on Average Assets		1.11%		1.12%
Return on Average Equity		15.08%		14.61%

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2003	2002	Change	2003	2002	Change

Interest Income	6,440	5,661	13.76%	23,548	21,901	7.52%
Interest Expense	1,885	2,060	-8.50%	7,145	8,099	-11.78%
Net Interest Income	4,555	3,601	26.49%	16,403	13,802	18.85%
Provision for Loan Losses	400	359	11.42%	1,199	1,130	6.11%
Noninterest Income	1,050	1,633	-35.70%	3,929	5,023	-21.78%
Noninterest Expenses	3,247	3,377	3.85%	12,211	11,808	3.41%
Income Before Taxes	1,958	1,498	30.71%	6,922	5,887	17.58%
Tax Expense	596	329	81.16%	2,100	1,743	20.48%
Net Income	1,362	1,169	16.51%	4,822	4,144	16.36%

Basic Earnings Per Share	0.36	0.31	16.13%	1.28	1.10	16.36%
Diluted Earnings Per Share	0.36	0.31	16.13%	1.28	1.10	16.36%
Dividend Per Share	0.13	0.13	0.00%	0.52	0.40	30.00%

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